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                                                                    Exhibit 4(b)



                          2000 REORGANIZATION AMENDMENT
                          TO THE DEFERRED COMPENSATION
                         PLAN FOR NONEMPLOYEE DIRECTORS


     The title of the Deferred Compensation Plan for Nonemployee Directors (the "Plan") shall be amended to read, in its entirety, as follows:

                         BRUSH ENGINEERED MATERIALS INC.

              DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
                         (AS AMENDED AS OF MAY 16, 2000)

     The reference in Article I of the Plan to "Brush Wellman Inc." shall be amended to read "Brush Engineered Materials Inc."

          Section 2.3 of the Plan shall be amended to read, in its entirety, as follows:

               2.3. "Common Shares" shall mean the Common Shares, without par value, of the Company.

               Section 2.4 of the Plan shall be amended to read, in its entirety, as follows:

                2.4. "Company" shall mean Brush Engineered Materials Inc.

                Section 2.9 of the Plan shall be amended to read, in its entirety, as follows:

                2.9. "Plan" shall mean the Brush Engineered Materials Inc. Deferred Compensation Plan for Nonemployee Directors, as amended from time to time.

                Section 5.5(a) of the Plan shall be amended to read, in its entirety, as follows:

                (a) The Board of Directors of the Company at any time shall fail to include a majority of directors who are either "Original Directors" or "Approved Directors". An Original Director is a director who was serving on the Board of Directors of Brush Wellman Inc. on January 1, 1992. An Approved Director is a director who, after such date, is elected to the Board of Directors of Brush Wellman Inc. or the Board of Directors of the Company, or is nominated for election by the shareholders, by a vote of at least two-thirds of the Original Directors and the previously elected Approved Directors, if any;